Exhibit 10.1

WELLCARE HEALTH PLANS, INC. 2013 INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNIT AWARD NOTICE AND AGREEMENT

This award is made to the Participant named below by WellCare Health Plans, Inc., a Delaware corporation (the “Company”). Subject to the terms and conditions of this Performance Stock Unit Award Notice and Agreement, including Appendix A attached hereto and incorporated herein, and the terms and conditions of the Stock Unit Award Agreement that is available to you on the Company’s Intranet site and is an integral part of this award (together, the “Award Documentation”), the Company hereby awards under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “Plan”) the Restricted Stock Units, the vesting of which is conditioned upon the achievement of one or more performance goals set forth on Appendix A attached hereto (“PSUs”), described below to Participant effective as of the Grant Date set forth below. Capitalized terms used in the Award Documentation that are not defined herein have the meanings attributed to them in the Plan.

1.	Grant Date: [ ]

2.	Performance Period: [ ]

3.
Target Number of PSUs Awarded: [ ], subject to adjustment as provided in the Award Documentation and the Plan. The actual number of PSUs that become eligible for vesting shall be determined by the Committee in accordance with Appendix A.

4.
Vesting Schedule: Except as set forth in Section 7 below, the PSUs shall vest as provided in Appendix A (each such date as indicated on Appendix A, a “Vesting Date”), provided that the Continuous Service of Participant continues through and on the applicable Vesting Date. Except as otherwise provided in the Award Documentation, the PSUs shall vest only on the Vesting Dates specified in Appendix A and no partial vesting will occur prior to any Vesting Date.

5.	Description of PSUs: Each PSU constitutes an unfunded and unsecured promise of the Company to deliver one Share to Participant on the Delivery Date (defined below).

6.
Termination of Continuous Service: Except as set forth in Section 7 below, upon the termination of Participant’s Continuous Service for any reason, any then-unvested PSUs shall be forfeited automatically without any payment to Participant and become null and void.

7.
Change in Control: In the event of a Change in Control, any then-unvested PSUs shall vest in accordance with Appendix A and shall become immediately vested on the effective date of the termination of Participant’s Continuous Service if, within twenty-four (24) months following a Change in Control, Participant’s Continuous Service is terminated by (i) the Company or a Subsidiary without Cause or (ii) Participant for Good Reason.

8.
Delivery Date: The Shares underlying the number of vested PSUs shall be delivered as soon as practicable after the Vesting Date, but in no event later than March 15th of the year immediately following the year in which such PSUs vest.

By signing below, Participant hereby consents and agrees to the electronic delivery of the Award Documentation. Participant acknowledges and agrees that (1) the Performance Stock Unit Award Agreement, the Plan and the Plan prospectus are available for Participant’s review on the Company’s Intranet under the Legal Services section, and, upon request, a paper version of each document will be provided to Participant and (2) Participant has reviewed and fully understands the Award Documentation, the Plan and the Plan prospectus and agrees to be bound by the terms and conditions of the Plan and the Award Documentation.

PARTICIPANT	WELLCARE HEALTH PLANS, INC.
By: __________________________	By: ______________________________
Name:[____________]
Title: [___________]

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